SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Atara Biotherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 27, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ATARA BIOTHERAPEUTICS, INC., a Delaware corporation. The meeting will be held on June 27, 2019 at 9:00 a.m. local time at our office located at 2430 Conejo Spectrum St., Thousand Oaks, CA 91320 for the following purposes:

1.	To elect our two nominees for director named in the accompanying Proxy Statement to hold office until the 2022 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this notice.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 29, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 27, 2019 at 9:00 a.m. local time at 2430 Conejo Spectrum St., Thousand Oaks, CA 91320. The proxy statement and Atara’s Annual Report on Form 10-K for the fiscal year 2018 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

/s/ Mina Kim

Mina Kim

Secretary

South San Francisco, California

April 30, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900, South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this proxy statement, “we”, “us”, “our” and “Atara” refer to Atara Biotherapeutics, Inc.

We intend to mail the Notice on or about May 7, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after May 17, 2019.

How do I attend the Annual Meeting?

The meeting will be held on June 27, 2019 at 9:00 a.m. local time at our offices at 2430 Conejo Spectrum St., Thousand Oaks, CA 91320. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 29, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 46,320,773 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 29, 2019 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record for purposes of the Annual Meeting. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Organization

If on April 29, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding your account regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from this organization.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two directors named in this Proxy Statement to hold office until the 2022 Annual Meeting of Stockholders;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•	Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the Annual Meeting?

We currently know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may either vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already submitted a proxy.

•	To vote in person, attend the Annual Meeting, at which we will give you a ballot upon request.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on June 26, 2019 to be counted.

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To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern time on June 26, 2019 to be counted.

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To vote by mail using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other similar organization, you should receive a Notice containing voting instructions from that organization rather than from Atara. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other similar organization. Follow the instructions from your broker, bank or other similar organization included with the proxy materials, or contact your broker, bank or other similar organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 29, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other similar organization how to vote your shares, the question of whether your nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter under the rules of various securities exchanges. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your nominee may not vote your shares on Proposals 1, 2 and 3 without your instructions, but may vote your shares on Proposal 4, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees for director; “For” the advisory approval of named executive officer compensation; for “One Year” as the preferred frequency of advisory votes to approve executive compensation; and “For” ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other similar organizations for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the internet;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080; or

•	you may attend the Annual Meeting and vote in person.

Simply attending the Annual Meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank other similar organization as a nominee or agent, you should follow the instructions provided by your broker, bank other similar organization.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2020 to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2020 Annual Meeting of Stockholders is held before May 28, 2020 or after July 27, 2020, then the deadline is a reasonable amount of time prior to the date we print and mail the Notice for the 2020 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, the proposal must be received by our Secretary not later than the close of business on March 27, 2020 nor earlier than the close of business on February 28, 2020; provided, however, that if our 2020 Annual Meeting of Stockholders is held before May 28, 2020 or after July 27, 2020, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank other similar organization holding the shares as nominee as to how to vote on matters deemed to be “non-routine,” the nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	None	None

2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Advisory vote on the frequency of stockholder advisory votes on executive compensation	The frequency (one, two, or three years) that receives the votes of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter(1)	Against each of the proposed voting frequencies	None

4	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not Applicable(2)

(1)        In the event that no frequency receives a majority of the votes, the Company will consider the frequency that receives the most votes cast to be the frequency preferred by our stockholders.

(2)        This proposal is considered to be a “routine” matter under applicable rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 46,320,773 shares outstanding and entitled to vote. Thus, the holders of 23,160,387 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual

Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two directors in the class whose term of office expires in 2019. Each of the nominees listed below is currently a member of our Board who has been recommended for reelection by the Nominating and Corporate Governance Committee and nominated for reelection by the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2022 annual meeting and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. All of our directors other than Carol Gallagher attended the 2018 Annual Meeting of Stockholders either in person or telephonically.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the two nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2022 Annual Meeting

Matthew K. Fust, 54, is a board member and advisor to life sciences companies. He has served as a member of the Board since March 2014. Mr. Fust has served on the board of directors of Crinetics Pharmaceuticals, Inc. since February 2018, Dermira, Inc. since April 2014, MacroGenics, Inc. since March 2014 and Ultragenyx Pharmaceutical, Inc. since January 2014. Mr. Fust was previously Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from January 2009 through its acquisition by Amgen in October 2013. Mr. Fust continued as an employee of Amgen until January 2014. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Previously, he was Senior Vice President and Chief Financial Officer at ALZA Corporation, a pharmaceutical company, where he was an executive from 1996 until 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Andersen Consulting. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Fust is qualified to serve on our Board due to his extensive experience as a chief financial officer in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

Roy Baynes, M.D., Ph.D., 64, has served as a member of the Board since September 2018. Dr. Baynes has served as Senior Vice President and Head of Global Clinical Development at Merck Research Laboratories, the research division of Merck and Co., Inc., since December 2013 and as Chief Medical Officer of Merck and Co,

Inc., a global healthcare company, since July 2016. Prior to his roles at Merck, Dr. Baynes served as Senior Vice President of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., a biopharmaceutical company, from January 2012 to December 2013. Prior to Gilead, Dr. Baynes held positions of increasing responsibility at Amgen Inc., a biotechnology company, from August 2002 to January 2012, most recently as Vice President of Global Clinical Development and Therapeutic Area Head for Hematology/Oncology. Before joining Amgen, Dr. Baynes was the Charles Martin Professor of Cancer Research at the Barbara Ann Karmanos Cancer Institute, a National Cancer Institute-designated Comprehensive Cancer Center, at Wayne State University. Dr. Baynes serves on the board of directors of Natera, Inc. and Retrophin, Inc. Dr. Baynes has authored more than 150 publications and is a member or fellow of several international medical societies. Dr. Baynes received his medical degree and doctorate in philosophy from the University of the Witwatersrand in South Africa and completed his medical training in the Department of Hematology and Oncology at Johannesburg Hospital. We believe that Dr. Baynes is qualified to serve on our Board due to his extensive executive experience in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2020 Annual Meeting

Isaac E. Ciechanover, M.D., 48, has served as our President and Chief Executive Officer and a member of the Board since our founding in August 2012. On January 2, 2019, Dr. Ciechanover notified us of his decision to step down as our President and Chief Executive Officer, effective as of the earlier of (i) June 30, 2019, or (ii) the date of his successor’s appointment. From April 2010 to November 2012, Dr. Ciechanover was a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where he primarily focused on life sciences investing. From 2004 to March 2010, he served in various capacities at Celgene Corporation, a biopharmaceutical company, most recently as Executive Director for Business Development. Dr. Ciechanover has also held business development and venture capital roles at pharmaceutical companies Amylin Pharmaceuticals and Pfizer and venture capital firm Pequot Ventures. Dr. Ciechanover received a B.A. from Stanford University, an M.Phil. in Epidemiology from Cambridge University, an M.D. from Weill Cornell Medical College and an M.B.A. from Harvard Business School. We believe that Dr. Ciechanover’s extensive experience in the life sciences industry and in business development, his role as our President and Chief Executive Officer, and his training as a physician, provide him with the qualifications and skills to serve on our Board.

Carol Gallagher, Pharm.D., 54, has served as a member of the Board since January 2013. Since October 2014, Dr. Gallagher has served as a partner with New Enterprise Associates, a venture capital firm. Prior to joining New Enterprise Associates, Dr. Gallagher served as a venture partner with Frazier Healthcare, a venture capital firm, from October 2013 to September 2014. Dr. Gallagher served as the President and Chief Executive Officer of Calistoga Pharmaceuticals, a biopharmaceutical company, from 2008 to 2011, when the company was acquired by Gilead Sciences. From 2007 to 2008, Dr. Gallagher was the President and Chief Executive Officer of Metastatix, Inc., a biopharmaceutical company. Prior to that time starting in 1989, she served in various roles at pharmaceutical companies Eli Lilly, Amgen, Agouron Pharmaceuticals, Pfizer, Biogen Idec Pharmaceuticals, CancerVax and Anadys Pharmaceuticals. Dr. Gallagher attended Vanderbilt University and received B.S. and Doctor of Pharmacy degrees from the University of Kentucky. We believe that Dr. Gallagher is qualified to serve on our Board due to her extensive experience in the pharmaceuticals industry, her leadership and management experience, and her service as a director of other biopharmaceutical companies.

Directors Continuing in Office Until the 2021 Annual Meeting

Eric L. Dobmeier, 50, has served as a member of the Board since March 2015. Mr. Dobmeier has served as President and Chief Executive Officer of Chinook Therapeutics, Inc., a biotechnology company, since April 2019. From January 2018 to June 2018, Mr. Dobmeier was President and Chief Executive Officer of Silverback Therapeutics, Inc, a biotechnology company. Previously, he was at Seattle Genetics, Inc., a biotechnology company, where he held positions of increasing responsibility for more than 15 years, most recently as Chief Operating Officer from June 2011 to December 2017. Prior to joining Seattle Genetics, Mr. Dobmeier was an attorney with the law firms of Venture Law Group and Heller Ehrman LLP, where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier received a J.D. from the University of California, Berkeley School of Law and an A.B. in History from Princeton University. We believe that Mr. Dobmeier’s legal, business development and operating experience and years of senior management experience at a public biotechnology company provide him with the qualifications and skills to serve as a director of our company.

William K. Heiden, 59, has served as a member of the Board since November 2015. Mr. Heiden has served as the President and Chief Executive Officer of AMAG Pharmaceuticals, Inc., a pharmaceutical company, since May 2012. Prior to joining AMAG Pharmaceuticals, Mr. Heiden served as President and Chief Executive Officer of GTC Biotherapeutics, Inc. (now known as rEVO Biologics, Inc.), a biotherapeutics company, starting in June 2010. From September 2004 until December 2008, Mr. Heiden served as President and Chief Executive Officer of Elixir Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Elixir Pharmaceuticals, Mr. Heiden served as President and Chief Operating Officer of Praecis Pharmaceuticals Incorporated (which was acquired by GlaxoSmithKline), from 2002 to 2004. From 1987 to 2002, Mr. Heiden progressed through various positions of increasing responsibility at Schering-Plough Corporation (which was acquired by Merck & Co.), including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden holds an M.B.A. from Cornell University’s Johnson Graduate School of Management, a M.I.M. degree from the University of Louvain and a B.A. degree from the University of Florida. We believe that Mr. Heiden’s extensive experience as a pharmaceutical and biotechnology executive provide him with the qualifications and skills to serve as a director of our company.

Beth Seidenberg, M.D., 62, has served as a member of the Board since our founding in August 2012. Dr. Seidenberg is the managing director of Westlake Village BioPartners, a venture capital firm that focused on life sciences that she founded in September 2018. Dr. Seidenberg is also a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where she has primarily focused on life sciences investing since May 2005. Dr. Seidenberg was previously the Senior Vice President, Head of Global Development and Chief Medical Officer at Amgen, Inc., a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, and Merck. Dr. Seidenberg received a B.S. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at The Johns Hopkins University, George Washington University and the National Institutes of Health. Dr. Seidenberg serves on the board of director of Epizyme, Inc. We believe that Dr. Seidenberg’s extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician, provide her with the qualifications and skills to serve as a director of our company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Generally, under the listing requirements and rules of The Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. The Board has determined that, other than Dr. Ciechanover, by virtue of his position as President and Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of Nasdaq. Accordingly, a majority of the members of the Board is independent, as required under applicable Nasdaq rules. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Atara and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure and Lead Independent Director

Dr. Ciechanover, our President and Chief Executive Officer, serves as the chairman of the Board. We believe that it is important to have a Board chairman with an extensive history with and knowledge of Atara. Our corporate governance guidelines provide that one of our independent directors shall serve as lead independent director at any time when an independent director is not serving as the chairman of the Board. Accordingly, the Board has appointed Dr. Gallagher to serve as the Board’s lead independent director. As lead independent director, Dr. Gallagher presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Atara. The Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies designed to mitigate risks identified. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Audit Committee meets with management at least annually to review corporate risk management and plans to mitigate risks, including insurance coverage. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met four times during 2018. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served held during the portion of the last fiscal year for which they were a director or committee member. In addition, in 2018, our non-management directors met four times in regularly scheduled executive sessions at which only non-management directors were present. Dr. Gallagher, as our lead director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees in 2018:

Name	Audit	Compensation	Nominating and Corporate Governance
Isaac E. Ciechanover, M.D.
Roy Baynes, M.D., Ph.D.(1)
Eric L. Dobmeier	X	X*(2)
Matthew K. Fust	X*		X
Carol Gallagher, Pharm.D.		X	X
William K. Heiden	X
Joel S. Marcus(3)		X*(4)
Beth Seidenberg, M.D.			X*
Total meetings in 2018	4	5	1

*	Committee Chairperson.
(1)	In September 2018, Dr. Baynes was appointed to the Board. In April 2019, Dr. Baynes was appointed to the Compensation Committee.
(2)	In March 2018, Mr. Dobmeier was appointed as the new Chairperson of the Compensation Committee.
(3)	In March 2019, Mr. Marcus resigned from the Board.
(4)	In March 2018, Mr. Marcus ceased serving as the Chairperson of the Compensation Committee.

Audit Committee

The Board has determined that each member of the Audit Committee is independent under Nasdaq listing standards and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Fust is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;

•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	assessing our financial risks and management of those risks;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and the adequacy of its charter.

The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Matthew K. Fust

Eric L. Dobmeier

William Heiden

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and Rule 10c-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The primary functions of this committee include:

•

determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	determining the compensation of our non-employee directors;

•

evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for Atara, as well as reviewing and recommending to the Board the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•

reviewing with management any required disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

[1]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	periodically review with the Chief Executive Officer the plans for succession for the Company’s executive officers; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

Compensation Committee Processes and Procedures

The Compensation Committee met five times during 2018. The agenda for each meeting is typically set by the Chair of the Compensation Committee, with consultation, as appropriate with our CEO, SVP, Human Resources and General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not and will not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee (other than in-house legal counsel and certain other types of advisors), only after assessing their independence in accordance with, and to the extent required by, applicable law and the listing requirements of Nasdaq; however, there is no requirement that any advisor be independent.

During 2018, the Compensation Committee engaged the Radford advisory team of the Rewards Solution practice at Aon (“Radford”) as independent compensation consultant. After considering all of the factors required by applicable Nasdaq rules, the Compensation Committee was satisfied with Radford’s independence and requested that Radford evaluate and help us refine our employee and non-employee director compensation strategies and practices. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. With respect to the compensation of the Chief Executive Officer, Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee considered the recommendations in addition to corporate performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee. With respect to the executive officers, the Chief Executive Officer in consultation with Radford developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with the Chief Executive Officer and with Radford, the Compensation Committee considered the recommendations in addition to corporate and individual performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, risks created by that strategy and new trends, retention concerns and plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee with feedback from the Board as well as the executives, which determines any adjustments to Chief Executive Officer’s compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems relevant. These materials may include financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current compensation levels across our company and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at the comparative group of companies (with such group of companies developed by Radford and agreed upon by the Compensation Committee).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.2

Eric L. Dobmeier

Roy Baynes

Carol S. Gallagher

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards. The primary functions of this committee include:

•	periodically reviewing and evaluating director performance on the Board and its committees, and recommending to the Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on the Board and its committees;

•	reviewing and recommending to the Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

[2]

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Nominating and Corporate Governance Committee has authority to engage advisors or consultants (including legal counsel and search firms), as it deems appropriate to carry out its responsibilities. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In evaluating director nominee candidates, the Nominating and Corporate Governance Committee typically also considers factors such as: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in their field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders and other factors is deems appropriate given then-current needs of the Board and Atara, to maintain a balance of knowledge, experience and capability. However, the Nominating and Corporate Governance Committee retains the right to modify the above qualifications from time to time.

The Board believes that diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and the Nominating and Corporate Governance Committee and the Board actively seek these characteristics in identifying director candidates.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. The Nominating and Corporate Governance Committee also determines whether a nominee is independent for Nasdaq purposes based upon Nasdaq listing standards, SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of potential director candidates. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and ultimately recommend director nominees to the Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Atara during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investors.atarabio.com/corporate-governance.

Any interested person may also communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website at http://investors.atarabio.com/contact-board.

Code of Conduct

The Board has adopted a code of conduct that applies to all of our corporate employees, officers and directors, including those officers and employees responsible for financial reporting. Our code of conduct is available on our website at http://investors.atarabio.com/corporate-governance. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website or in public filings to the extent required by applicable SEC rules or exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines also formalize the Board’s belief that a diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and that it actively seeks these characteristics in identifying director candidates.

Our Corporate Governance Guidelines are available on our website at http://investors.atarabio.com/corporate-governance.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (i) to attract and retain talented and skilled executives by paying for performance and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the Board and the Compensation Committee, and accordingly the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2020 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year, or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of every year.

After considering the benefits and consequences of each alternative, the Board believes that an annual advisory vote on the compensation of the Company’s named executive officers is the most appropriate policy for us at this time. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, the Board believes that an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures and investor views about our executive compensation philosophy, policies, and practices. We also believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging with our stockholders to further understand their perspectives.

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year, or every three years. The option among those choices that receives the votes of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the 2019 Annual Meeting will be deemed to be the frequency preferred by the stockholders. In the event that no option receives a majority of the votes, the Company will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF ONE YEAR ON PROPOSAL 3

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited our financial statements since our inception in 2012. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Atara and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for 2018 and 2017 by Deloitte & Touche.

	Fiscal Year Ended December 31,
	2018	2017
	(in thousands)
Audit fees(1)	$950	$758
Audit-related fees	-	-
Tax fees	-	-
All other fees(2)	42	91

Total fees	$ 992	$849

(1)

Audit fees. Audit fees consist of fees for services rendered in connection with the audits of our annual financial statements and reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and the issuance of comfort letters and consents.

(2)

All other fees. All other fees include those for advisory services related to consolidating information about markets relevant to our product candidates and facilitating a workshop about product delivery. These advisory services were performed by consultants of Deloitte Consulting LLP, a member firm affiliated with Deloitte. All other fees also include an annual subscription fee to an online accounting research tool.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Deloitte & Touche. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2019, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director, if any; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total

5% Holders:

Entities managed by The Baupost Group(2)	6,254,632	13.5%

Entities affiliated with FMR LLC(3)	5,274,169	11.4%

Redmile Group, LLC(4)	4,414,617	9.5%

Entities affiliated with Blackrock, Inc.(5)	3,513,235	7.6%

The Vanguard Group(6)	2,816,441	6.1%

Directors and Named Executive Officers:

Isaac E. Ciechanover, M.D.(7)	830,146	1.8%

Utpal Koppikar(8)	4,133	*

John F. McGrath, Jr.	0	*

Dietmar Berger, M.D., Ph.D.(9)	36,875	*

Mina Kim(10)	32,216	*

Joseph Newell(11)	49,834	*

Roy Baynes, M.D., Ph.D.	0	*

Eric Dobmeier(12)	75,000	*

Matthew K. Fust(13)	70,354	*

Carol Gallagher, Pharm.D.(14)	137,318	*

William K. Heiden(15)	60,000	*

Beth Seidenberg, M.D.(16)	1,953,233	4.2%

All Executive Officers and Directors as a Group (12 persons)(17)	3,303,126	7.0%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 46,307,536 shares outstanding on March 31, 2019, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2019, or issuable upon settlement of restricted stock units within

60 days of March 31, 2019, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)

The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. None of the investment limited partnerships owns greater than 5% of any class of voting securities. Baupost Group GP, L.L.C. (“BG GP”) is the manager of Baupost, and Mr. Seth A. Klarman is the sole owner and managing member of BG GP. Mr. Klarman and BG GP disclaim beneficial ownership of the securities. The principal business address for Baupost, BG GP, Mr. Klarman and the investment limited partnerships is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(3)

FMR LLC and Abigail P. Johnson have shared voting and dispositive control over the shares, and Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

Redmile Group, LLC (“Redmile”) and Jeremy C. Green’s beneficial ownership of the shares is through certain private investment vehicles and/or separately managed accounts managed by Redmile, which may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or separately managed accounts. The reported securities may also be deemed beneficially owned by Mr. Green as the principal of Redmile. Redmile and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for Redmile is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.

(5)

Includes shares owned by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Advisors. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(6)

Includes 83,356 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”) and 4,597 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Consists of 319,937 shares held by the Isaac E. Ciechanover and Allison M. Ciechanover Family Trust dated 8/8/08 and 510,309 shares pursuant to options exercisable and restricted stock units (“RSUs”) expected to vest within 60 days of March 31, 2019.

(8)	Consists of 2,000 shares held directly by Mr. Koppikar and 2,133 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.

(9)	Consists of 36,875 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(10)	Consists of 500 shares held directly by Ms. Kim and 31,716 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(11)	Consists of 5,271 shares held directly by Mr. Newell and 44,563 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(12)	Consists of 12,500 shares held directly by Mr. Dobmeier and 62,500 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(13)	Consists of 20,354 shares held directly by Mr. Fust and 50,000 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(14)	Consists of 87,318 shares held directly by Dr. Gallagher and 50,000 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(15)	Consists of 7,000 shares held directly by Mr. Heiden and 53,000 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.
(16)

Consists of 1,822,228 shares of common stock held by Kleiner Perkins Caufield & Byers XV, LLC (“KPCB XV”) and 54,422 shares of common stock held by KPCB XV Founders Fund, LLC (“KPCB XV FF”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XV and KPCB XV FF is KPCB XV Associates, LLC (“KPCB XV Associates”). Michael Abbott, L., John Doerr, William Gordon, Wen Hsieh, Randy Komisar, Matthew Murphy, Theodore Schlein and Dr. Seidenberg, the managing members of KPCB XV Associates, exercise shared voting and dispositive control over the shares held by KPCB XV. Dr. Seidenberg disclaims beneficial ownership of all shares held by KPCB XV except to the extent of her pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025. Also includes 13,689 shares held directly by Dr. Seidenberg, 394 shares held by irrevocable trusts, of which Dr. Seidenberg is trustee and 62,500 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.

(17)	Includes 957,513 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except as follows: Mitch Clark, a former executive officer, filed a late Form 4 reporting a sale of the Company’s common stock pursuant to his Rule 10b5-1 Plan and Utpal Koppikar, a named executive officer, filed a late Form 4 reporting a small purchase of the Company’s common stock.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 1, 2019. Biographical information with regard to Dr. Ciechanover is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Isaac E. Ciechanover, M.D.	48	President, Chief Executive Officer and Director
Utpal Koppikar	49	Chief Financial Officer
Dietmar Berger, M.D., Ph.D.	56	Global Head of Research and Development
Mina Kim	45	SVP, Corporate Strategy and General Counsel
Joseph Newell	49	EVP and Chief Technical Operations Officer
Derrell D. Porter, M.D.	48	SVP, Global Commercial Head

Utpal Koppikar has served as our Chief Financial Officer since June 2018. Prior to joining Atara, from June 2011 to June 2018, Mr. Koppikar held several senior financial leadership positions at Gilead Sciences, including as Vice President of Corporate and Operations Finance, responsible for R&D, corporate, G&A, process development and manufacturing, and strategic sourcing. Prior to Gilead, from January 2001 to June 2011, he served in multiple finance roles of increasing responsibility at Amgen. Mr. Koppikar earned his B.S. in aerospace engineering at the University of Maryland and received a M.S. in aeronautical and astronautical engineering from Stanford University. He also holds an MBA in finance and marketing from The Anderson School at UCLA.

Dietmar Berger, M.D., Ph.D. has served as Global Head of Research and Development since May 2018. Prior to joining Atara, from November 2011 to March 2018, Dr. Berger worked at Genentech, Inc. a Member of the Roche Group and was most recently the Senior Vice President and Global Head, Product Development, Clinical Science Hematology and Oncology. From October 2009 to November 2011, he led oncology clinical development at Bayer, and from February 1999 to October 2009 held positions of increasing responsibility at Amgen. He received the Cancer Award of the German Cancer Society for his research on angiogenesis and earned his M.D. and Ph.D. degrees from the University of Freiburg.

Mina Kim has served as our SVP, Corporate Strategy and General Counsel since February 2019 and as our SVP, General Counsel since April 2018. From March 2014 to April 2018, Ms. Kim served as general counsel of Sunrun Inc., where she was responsible for corporate governance, SEC reporting, tax, corporate and project finance, litigation and employment law. Before joining Sunrun in March 2014, Ms. Kim served as General Counsel of Fly Leasing Limited and Vice President of legal at BBAM Aircraft Management. Earlier in her career she held positions of increasing responsibility at Williams-Sonoma and Davis Polk & Wardwell LLP. Ms. Kim holds a J.D. from Harvard Law School and her B.A. from Dartmouth College.

Joseph Newell has served as our EVP and Chief Technical Operations Officer since April 2017. From July 2015 to April 2017, he was Vice President, North America Manufacturing at Alexion Pharmaceuticals, Inc., a publicly traded biotechnology company. From March 2008 to July 2015, Mr. Newell served various roles within Amgen, Inc., a publicly traded human therapeutics company, including as Executive Director and Plant Manager from August 2012 to September 2014 and Executive Director, Operations Strategic Planning from September 2014 to June 2015. He received a B.S. from California State Polytechnic University – Pomona.

Derrell Porter, M.D. has served as our SVP, Global Commercial Head since May 2017. Prior to joining Atara, Dr. Porter was a Vice President, Commercial Planning with Gilead Sciences, Inc. from April 2013 to May 2017, where he was responsible for corporate strategy, long term commercial planning, and global launch preparation for pipeline compounds in all of Gilead’s therapeutic areas. From May 2007 to April 2013, Dr. Porter served in various roles at Abbvie Inc., including Vice President of Oncology Global Pipeline Marketing, Commercial Lead of HIV/Oncology International Marketing and Vice President/General Manager of Renal Care. He holds a B.S. from UCLA, an M.D. from University of Pennsylvania’s Perelman School of Medicine, and an M.B.A. from The Wharton School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We became a public company in October 2014. As of December 2018, we ceased to be an emerging growth company and, therefore, this Proxy Statement includes detail regarding executive compensation that would not have been required had we been an emerging growth company, including this Compensation Discussion and Analysis and additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control,” as well as the advisory votes set forth in Proposal 2 and Proposal 3 of this proxy statement.

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ending December 31, 2018 for the individuals who served as our principal executive officer, principal financial officer certain other executive officers, referred to as our “named executive officers” for 2018:

Name	Position(s)
Isaac Ciechanover	Chief Executive Officer
Utpal Koppikar	Chief Financial Officer
John F. McGrath	Former Chief Financial Officer
Dietmar Berger	Global Head of Research & Development
Mina Kim	SVP, Corporate Strategy and General Counsel
Joseph Newell	EVP and Chief Technical Operations Officer

Our philosophy in setting compensation policies for executive officers has two objectives: (i) to attract and retain talented and skilled executives by paying for performance and (ii) to align compensation of our executives with our stockholders through an appropriate mix of short-term and long-term compensation. Our Compensation Committee believes that our executive compensation program is appropriately designed and balanced and appropriately links compensation to both continuous and longer-term improvement in corporate performance.

Compensation Philosophy and Objectives

Our Compensation Committee believes that executive compensation should be directly linked to corporate performance and longer-term stockholder value. Our compensation program is consistently and meaningfully focused on pay for performance principles, and historically payouts have been both above or below target under our annual incentive plans to reflect Company performance. In determining compensation for executive officers, the Compensation Committee does not formulaically benchmark against any one specific reference point. Instead, they consider a number of factors, including peer group survey data for the 25th, 50th and 75th percentiles, tenure, role, responsibilities, performance and local competitive market practices and trends. Our Compensation Committee is focused on the following principles to guide decisions regarding executive compensation:

•

Competitive Total Compensation Package: We strive to offer a market-competitive compensation package that enables us to attract and retain highly qualified and high-performing executives. To ensure that our total compensation levels are competitive, our Compensation Committee, in consultation with independent advisors and senior management, reviews the compensation policies and practices of our peer companies. The Compensation Committee also reviews the composition of the peer group to ensure that the peer group continues to accurately reflect comparable companies as our Company grows and evolves over time.

•

Pay For Performance: We structure our executive compensation program to reflect individual performance as well as achievement of our annual corporate goals and longer-term business strategies and objectives. We achieve this balance by linking short-term and long-term cash and equity incentives towards performance of corporate and individual performance goals and objectives.

•	Alignment with Stockholders: We use equity-based awards to align executive incentives with the creation of stockholder value.

•

Internal Parity, Flexibility and Simplicity: To the extent practicable, we design our compensation program to achieve the following: (i) internal parity for similarly-situated executives within the Company, (ii) flexibility that allows us to adapt to rapid changes in the competitive environment for executives in the biotech industry and (iii) simplicity in design that allows for straightforward and easy to understand communication to our employees, as well as ease of administration.

•

Avoidance of Excessive Perquisites: We generally intend to avoid the payment of excessive, unusual or unnecessary perquisites to executives, although from time-to-time we may offer certain perquisites that are common and appropriate for similarly situated executives of peer companies. In addition, we do not offer our executive team any substantially enhanced benefits or perquisites when compared with our overall employee population.

Elements of our Executive Compensation Program

The Compensation Committee has developed an executive compensation program that consists of the following: (i) base salary, (ii) short-term incentives in the form of an annual cash bonus opportunity, (iii) long-term incentives in the form of equity-based compensation (stock options and RSUs) and (iv) benefits. The relative mix of these components is generally weighted more towards incentive rather than fixed compensation and towards long-term incentive compensation compared to short-term incentive compensation. We believe this relative weighting towards long-term equity-based compensation ensures that the interests of our executives are aligned with those of our stockholders.

•

Base Salary: Base salaries are generally set at a level that provides fixed annual cash compensation that is competitive with base salary levels of similarly situated executives at our peer group companies. We believe this (i) allows us to recruit and retain qualified executives in a highly competitive market for talent and (ii) provides our executives with reasonable predictability regarding their basic annual compensation. Base salaries are reviewed annually as part of our annual review process. We consider individual performance as well as overall Company performance and will consider an upward adjustment to executive base salaries if performance merits such an adjustment.

•

Short-Term Incentives: Short-term incentives in the form of an annual cash bonus opportunity are intended to incentivize achievement of annual individual and corporate performance goals. That target bonus amount is generally set at the beginning of each year or in an executive’s employment agreement for new employees. The target is generally a percentage of an executive’s base salary and is intended to be competitive with bonuses at peer companies. The actual amount paid is determined based on a mix of individual and corporate performance, with an increasing weighting towards corporate performance for the most senior executives. The Compensation Committee also retains flexibility to increase or decrease discretionary bonus amounts to reflect performance.

•

Long-Term Incentives: We provide long-term incentives in the form of annual equity-based awards to align the interests of our executives with those of our stockholders and to provide our executives with a continuing ownership stake in our long-term success. Our executive compensation is generally most heavily weighted towards these long-term incentives with the proportion of compensation linked to long-term incentives increasing along with increasing levels of responsibility. Like the other components of compensation, we set long-term incentive compensation amounts to be competitive with peer companies and to reflect both individual and corporate performance. Annual awards are generally a combination of stock options and RSUs, divided equally based on value and are reviewed by the Compensation Committee as part of the annual performance review process. Equity awards are generally subject to four-year vesting: (i) RSU awards have four-year annual vesting, (ii) annual stock option awards vest monthly and (iii) new hire stock option awards vest 25% after one year and then pro rata monthly over 36 months.

•

Benefits: We seek to provide an overall benefits package that is competitive to that offered by our peer companies so that we do not lose talented candidates as a result of an inferior benefits package.

Executive Compensation Decisions and Processes

The Compensation Committee oversees and approves all compensation arrangements for our executive officers, including our NEOs. While the Compensation Committee has numerous resources available to it, including input from our Board, CEO and independent consultants, ultimate decision-making authority rests with the Compensation Committee. The Compensation Committee retains discretion over base salaries, annual bonuses and equity compensation for executive officers and bases its decision on a careful review of performance as well as the competitive market environment.

The Compensation Committee typically meets at least four times per year, with additional meetings planned as necessary. The Compensation Committee met five times in 2018. The agenda for each meeting is typically set by the Chair of the Compensation Committee, with consultation, as appropriate with our CEO, SVP, Human Resources and General Counsel. Members of management and advisors and consultants may be invited to participate in meetings, but the Compensation Committee meets regularly in executive session. Our CEO is often present and participates in discussions regarding compensation of our other executive officers. Executives, including our CEO, are not present during deliberations regarding their own performance or compensation.

Independent Compensation Consultants

The Compensation Committee has retained the services of Radford as an independent, external compensation consultant. Radford assists the Compensation Committee in its review of executive and director compensation practices, including the market competitiveness of compensation, executive compensation design, benchmarking with industry peers and other technical considerations including tax and accounting considerations. The Compensation Committee regularly evaluates the services Radford provides and has final authority to engage and terminate their services. Our Compensation Committee has assessed Radford’s independence consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Defining and Comparing Compensation to Peer Group

In October 2017, the Compensation Committee, using information provided by Radford, established a peer group of companies in the biotech industry based on a balance of factors:

•	Publicly traded pre-commercial (phase 2/3) biotech and pharmaceutical companies, with a focus on recently public companies
•	Companies with similar therapeutic focus;
•	Companies with comparable market capitalizations ($200 million to $2 billion); and
•	Employee headcount under 300 employees.

The following peer group was used as the basis for approving base salary adjustments, 2017 bonuses and annual equity awards in February 2018:

Acceleron Pharma	Concert Pharmaceuticals	Karyopharm Therapeutics
Aduro BioTech	Epizyme	MacroGenics
Aimmune Therapeutics	Five Prime Therapeutics	Xencor
Ardelyx	GlycoMimetics	ZIOPHARM Oncology
Bellicum	Ignyta
Celdex Therapeutics	Immune Design
ChemoCentryx	Juno Therapeutics

In May 2018, the Compensation Committee, using information provided by Radford, reviewed the peer group to ensure that it appropriately reflected recent changes in Atara’s operations and financial condition. At the time of the review, Atara was in the 95th percentile for number of employees, the highest in terms of cash and cash equivalents, in the 97th percentile for market capitalization and the 95th percentile for one-year total stockholder return. As a result of these changes, the Compensation Committee believed it was appropriate to update the peer group of companies to reflect a balance of the following criteria:

•	20 publicly traded U.S. companies to ensure a meaningful market sample with a focus on companies located in the San Francisco Bay Area or other biotech hubs;
•	Later stage (phase 3) pre-commercial biotech and pharmaceutical companies with drugs in late-stage development, as well as recently commercial companies;
•	Companies with similar therapeutic focus;
•	Companies with comparable market capitalizations ($500 million to $5 billion); and
•	Employee headcount of 50 to 500.

Based on these new criteria, the following companies were removed from the peer group: Ardelyx, Bellicum, Celldex, ChemoCentryx, Concert, Five Prime, GlycoMimetics, Immune Design and ZIOPHARM. Ignyta and Juno were also removed following the acquisitions of those companies. Additional companies which better fit the above described criteria were added to the peer group. The following peer group was approved and was used to evaluate bonus compensation decisions for 2018:

ACADIA Pharmaceuticals	Clovis Oncology	MacroGenics
Acceleron Pharma	Epizyme	Portola Pharmaceuticals
Aduro BioTech	FibroGen	Puma Biotechnology
Agios Pharmaceuticals	Global Blood Therapeutics	Sage Therapeutics
Aimmune Therapeutics	ImmunoGen	Spark Therapeutics
Amicus Therapeutics	Immunomedics	Xencor
Array BioPharma	Karyopharm Therapeutics

In December 2018, Radford provided the Compensation Committee with a report in which Radford compared the overall compensation provided by the Company to each of our executive officers, including base salary, bonus opportunity and annual equity grants, against publicly available compensation information from the peer companies identified above. We believe the compensation practices of our peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers for 2018 because of the shared developmental, organizational and market characteristics of the peer group. In January 2019, we were at approximately the 49th percentile in terms of market capitalization and the 42nd percentile in terms of the number of employees relative to the peer group.

The Compensation Committee did not target pay to fall at any particular percentile of the market data, however, in order to attract and retain high-performing team members, the Compensation Committee used a range of the

50th to 75th percentile compared to our peers as a helpful reference point in making 2018 executive compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions, and compensation is adjusted based on individual performance. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below.

•	Company performance and existing business needs;
•	Each named executive officer’s individual performance, scope of job function, experience and the critical skill set of the named executive officer to the company’s future performance;
•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•	A range of market data reference points, as described above under “Defining and Comparing Compensation to Peer Group;” and
•	Recommendations from consultants on compensation policy determinations for the executive officer group.

2018 Executive Compensation Determinations

2018 Base Salary

The following table shows the increase in annualized base salaries for our named executive officers between 2017 and 2018. Dr. Ciechanover’s 2018 base salary was set at $579,272 in February 2018 and was increased to $635,000 effective July 1, 2018 based on the performance of Dr. Ciechanover and Atara and the adoption of a revised peer group. The increase to Mr. Newell’s salary was determined based on Mr. Newell’s individual accomplishments and the adoption of a revised peer group. Mr. Koppikar, Dr. Berger and Ms. Kim joined the Company in 2018 and their salaries were set in connection with the negotiation of their offer letters.

Name	Title	2017 Annual Base Salary ($)	2018 Base Salary ($)	% Increase
Isaac Ciechanover	Chief Executive Officer	562,380	635,000(1)	13%
Utpal Koppikar(2)	Chief Financial Officer	—	425,000	—
John McGrath(3)	Former Chief Financial Officer	366,011	380,000	4%
Dietmar Berger(4)	Global Head of Research & Development	—	490,000	—
Mina Kim(5)	SVP, Corporate Strategy and General Counsel	—	375,000	—
Joseph Newell	EVP and Chief Technical Operations Officer	345,000	365,000	6%

(1)	Dr. Ciechanover’s 2018 base salary was set at $579,272 in February 2018 and was increased to $635,000 effective July 1, 2018.
(2)	Mr. Koppikar joined the Company in June 2018.
(3)	Mr. McGrath left the Company in April 2018.
(4)	Dr. Berger joined the Company in May 2018.
(5)	Ms. Kim joined the Company in April 2018.

2018 Annual Cash Bonus

Annual Performance Goals

The Compensation Committee works with the executive team to develop goals with respect to the Company’s annual incentive compensation program and ultimately recommend a list of goals to the Board for approval. The Board reviews the strategic, operating and financial components of the goals and approves the goals as well as a weighting for each goal based on its relative importance. Our CEO and executive team provide updates to the Board through the course of the year on performance towards these goals. At the end of the year, our CEO presents the Compensation Committee with a proposed score based on the Company’s performance against the goals. After discussion and review, the Compensation Committee provides the Board with a recommendation on the overall corporate achievement score compared to the annual performance goals. This score is then used to establish the corporate portion of annual bonuses.

In addition, our CEO works with each executive officer to establish individual performance goals and objectives. Individual goals are evaluated in a more qualitative and subjective manner than the corporate goals, and executive officers are evaluated on overall achievement of individual goals as well as overall contribution to the Company’s corporate goals. This evaluation is done by our CEO who then recommends an individual bonus amount to the Compensation Committee for consideration and approval.

Annual Bonus Process

The Compensation Committee conducts an annual performance and compensation review for our executive officers, including our CEO. The Compensation Committee reviews base salary, annual bonus and equity-based compensation annually as part of this review. The review is typically conducted over a series of meetings beginning at the end of the year and as part of the Company’s broader annual performance review process. The annual corporate score which is determined as described above in “Annual Performance Goals” is used to determine the size of the Company-wide bonus pool. Our CEO receives a bonus based entirely on corporate performance since he has ultimate operational responsibility for corporate performance. Our other executives receive a bonus which is primarily linked to corporate performance (85%), with a smaller individual performance component (15%). The individual performance component of the bonus for these executive officers can be modified up to 125% or down to 0% dependent on performance in the prior year. In addition, the Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance.

Annual corporate goals for 2018 were approved by our Board in early 2018. Individual objectives for our executive officers for 2018 were proposed by our executive officers with review, input and confirmation from our CEO. For 2018, the Compensation Committee set the annual targets for our executive officers’ bonuses as a percent of base salary using a range of the 50th to 75th percentile compared to our peers.

In December 2018, the Compensation Committee and Board assessed our overall 2018 performance against the achievement of the corporate goals to determine a total percentage of achievement. The Compensation Committee completed its own review and then provided its recommendation to the full Board for review and approval. The Board considered the following general performance goals:

•

Preclinical and clinical development goals (70% weighting): These goals established target performance in our preclinical pipeline, as well as in each of our clinical programs, including certain patient enrollment targets in our clinical studies as well as a focus on moving product candidates through the regulatory review and approval process. These goals also include target performance for manufacturing and preparing for commercialization.

•

Corporate development goals (30% weighting): These goals set targets for enhancing corporate infrastructure and talent, adding to our preclinical pipeline and appropriately funding our operations, and included completing an equity financing, completing an acquisition of technology or a geographic partnership and adoption of a corporate values initiative.

The Board reviewed performance against each individual goal and evaluated the relative importance of each of the goals. After this review was complete, the Board determined that some goals were not fully realized and others were achieved at a level greater than 100%. The Board then determined an overall percentage of achievement for all goals combined which was 105% for 2018.

Dr. Ciechanover’s individual annual performance goals are the same as the Company’s overall performance goals. Accordingly, Dr. Ciechanover was awarded 105% of his target bonus amount. For other named executive officers, 85% of their bonus is determined on the basis of overall Company performance and 15% of their bonus is based on individual performance. The individual performance component can range from 0% to 125% of annual salary. Based on the above scoring of the Company’s 2018 goals at 105% and as modified by individual performance, the Compensation Committee approved a 2018 performance bonus for each named executive officer as follows:

Name	2018 Target Bonus as % of Salary	2018 Target Bonus ($)	Corporate Score Modifier (Weighting 100% for CEO, 85% for other NEOs)	2018 Individual Modifier (Weighting 15% for NEOs other than CEO)	Combined Target Bonus % Awarded	2018 Actual Bonus Paid ($)
Isaac Ciechanover	60%	364,282	105%	—	63%	382,496
Utpal Koppikar(1)	35%	84,292(2)	105%	115%	37%	89,771(2)
John McGrath(3)	—	—	—	—	—	—
Dietmar Berger(4)	45%	143,444(5)	105%	115%	48%	152,767(5)
Mina Kim(6)	35%	95,521(7)	105%	115%	37%	101,730(7)
Joseph Newell(8)	40%	146,000	105%	115%	43%	155,490

(1)	Mr. Koppikar’s individual achievements included several high-quality staff additions, oversight of our accounting and internal controls processes and management of our investor relations function.
(2)	Prorated for Mr. Koppikar’s start date of June 7, 2018.
(3)	Mr. McGrath left the Company in April 2018 and did not receive a bonus for 2018 performance.
(4)

Dr. Berger’s individual achievements included several high-quality staff additions to the research and development organization, oversight of our preclinical and clinical pipeline programs and engagement with our investors.

(5)	Prorated for Dr. Berger’s start date of May 7, 2018.
(6)	Ms. Kim’s individual accomplishments included several high-quality staff additions, contributions in key business development negotiations and support to our Board and its committees.
(7)	Prorated for Ms. Kim’s start date of April 9, 2018.
(8)

Mr. Newell’s individual accomplishments included several high-quality staff additions and promotions into the technical operations and quality organizations and opening of, and steps taken toward the licensure of, our manufacturing facility.

2018 Annual Equity Awards

The Company’s philosophy is to award a portion of each executive’s total annual equity grant to executives in the form of a mix of stock options and RSUs at a 50/50 ratio. In February 2018, the Compensation Committee reviewed proposed annual equity awards for our named executive officers at the 25th, 50th and 75th percentiles of our peer group, based on grant value. The table below sets forth all annual equity awards granted in 2018 to our named executive officers, as well as new hire equity awards where applicable. The values of the equity grants awarded to our named executive officers for 2018 are reflected in the Summary Compensation Table.

Name	Date of Grant	Type of Grant	Number of Options	Number of RSUs
Isaac Ciechanover	February 6, 2018	Annual	130,000	65,000
Utpal Koppikar	June 7, 2018	New Hire	75,000	45,000
John McGrath	February 6, 2018	Annual	50,000	25,000
Dietmar Berger	May 7, 2018	New Hire	85,000	50,000
Mina Kim	April 9, 2018	New Hire	70,000	42,500
Joseph Newell	February 6, 2018	Annual	50,000	25,000

In addition, the Compensation Committee may approve other equity-based awards in certain circumstances. For example, the Compensation Committee approved RSU grants with two-year annual vesting to certain of our executives in early 2019 after the announcement of the planned departure of Dr. Ciechanover, our Chief Executive Officer (“CEO”) and founder. These one-time grants were intended to incentivize retention and continuity of the executive team through the departure of Dr. Ciechanover and to facilitate the orderly onboarding of a new CEO. These grants to our named executive officers are described below under the caption “Employment Contracts and Change in Control Arrangements.”

Tax and Accounting Considerations

ASC 718. Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that we consider in determining the size and structure of our programs.

Section 162(m). Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. In connection with recently-enacted tax reform legislation, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain “grandfathered” arrangements in place as of November 2, 2017. We will continue to monitor and review related guidance from the Internal Revenue Service as it becomes available. In determining the form and amount of compensation for our named executive officers, our compensation committee may continue to consider all elements of the cost of such compensation. While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Trading Policy

The Company’s policies prohibit all employees from engaging in short sales, transactions in put or call options, hedging transactions or similar inherently speculative transactions with respect to our stock at any time.

Risk Analysis of Our Compensation Policies and Practices

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with Radford and outside Company counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers listed below during the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Isaac Ciechanover	2018	607,136	440,086	2,327,000	2,757,846	689	6,132,757
President & Chief Executive	2017	562,380	320,503	2,483,250	—	689	3,366,822
Officer	2016	546,000	327,870	9,134,694	—	5,856	10,014,420

Utpal Koppikar(5)	2018	240,289	189,771	1,903,500	1,886,325	398	4,220,282
Chief Financial Officer

John McGrath(6)	2018	143,512	—	895,000	1,060,710	212	2,099,434
Former Chief Financial Officer	2017	336,011	127,738	744,975	—	689	1,239,412
	2016	355,350	132,190	676,283	—	3,485	1,167,308

Dietmar Berger(7) Global Head of Research & Development	2018	320,385	427,767	2,102,500	2,121,337	451	4,972,439

Mina Kim(8) SVP, Corporate Strategy and General Counsel	2018	266,827	101,730	1,530,000	1,485,365	504	3,384,425

Joseph Newell(9)	2018	365,000	155,490	895,000	1,060,710	16,092	2,492,292
EVP, Chief Technical Operations Officer	2017	258,750	191,946	153,000	1,038,123	173,979	1,815,798

(1)

Amounts reported in this column for 2018 represent (a) discretionary bonuses approved in February 2019 by our Board for fiscal year 2018, based on company and individual performance, (b) in the case of Dr. Ciechanover, an additional monthly payment of $4,800, (c) in the case of Mr. Koppikar, an additional $100,000 sign-on bonus, and (d) in the case of Dr. Berger, an additional $275,000 sign-on bonus.

(2)

The amounts in this column reflect the aggregate fair value of restricted stock units (“RSUs”) awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

The amounts in this column reflect the aggregate fair value of stock options granted during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Amounts reported in this column include the following: (a) life insurance premiums paid on behalf of the named executive officers and (b) in the case of Mr. Newell, additional payments of $15,403 in 2018 and $173,448 in 2017 for relocation assistance.

(5)	Mr. Koppikar joined the Company in June 2018.
(6)	Mr. McGrath resigned as Chief Financial Officer of the Company in April 2018.
(7)	Dr. Berger joined the Company in May 2018.
(8)	Ms. Kim joined the Company in April 2018.
(9)	Mr. Newell joined the Company in April 2017.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers for the fiscal year ended December 31, 2018:

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Award Type		Threshold ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Isaac Ciechanover	Annual Grant	February 6, 2018	—	—	—	65,000	130,000	35.80	5,084,846
	Annual Cash		—	364,282	(1)	—	—	—	—
Utpal Koppikar	New Hire Grant	June 7, 2018	—	—	—	45,000	75,000	42.30	3,789,825
	Annual Cash		—	84,292	(2)	—	—	—	—
John McGrath	Annual Grant	February 6, 2018	—	—	—	25,000	50,000	35.80	1,955,710
	Annual Cash		—	—	—	—	—	—	—
Dietmar Berger	New Hire Grant	May 7, 2018	—	—	—	50,000	85,000	42.05	4,223,837
	Annual Cash		—	143,444	(2)	—	—	—	—
Mina Kim	New Hire Grant	April 9, 2018	—	—	—	42,500	70,000	36.00	3,015,365
	Annual Cash		—	95,521	(2)	—	—	—	—
Joseph Newell	Annual Grant	February 6, 2018	—	—	—	25,000	50,000	35.80	1,955,710
	Annual Cash		—	146,000	(2)	—	—	—	—

(1)	100% of our Chief Executive Officer’s bonus is linked to corporate performance, which is not capped.
(2)	85% of this named executive officer’s bonus is linked to corporate performance, which is not capped, and 15% is linked to individual performance, which is capped at 125% of the target amount.

Outstanding Equity Awards as of December 31, 2018

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2018.

			Option Awards				Stock Awards
Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Isaac Ciechanover	10/15/2014	(2)	155,000	—	11.00	10/14/2021	—	—
	1/16/2015	(3)	—	—	—	—	792	27,514
	1/16/2015	(2)	124,028	2,639	25.15	1/15/2022	—	—
	12/17/2015	(2)	165,000	55,000	22.72	12/16/2022	—	—
	2/9/2016	(4)	—	—	—	—	81,986	2,848,194
	9/22/2016	(5)	—	—	—	—	160,000	5,558,400
	2/6/2017	(4)	—	—	—	—	123,750	4,299,075
	2/6/2018	(4)	—	—	—	—	65,000	2,258,100
	2/6/2018	(2)	27,083	102,917	35.80	2/5/2025	—	—

Utpal Koppikar	6/7/2018	(6)	—	—	—	—	45,000	1,563,300
	6/7/2018	(7)	—	75,000	42.30	6/6/2025	—	—

John McGrath	—	—	—	—	—	—	—	—

Dietmar Berger	5/7/2018	(6)	—	—	—	—	50,000	1,737,000
	5/7/2018	(7)	—	85,000	42.05	5/6/2025	—	—

Mina Kim	4/9/2018	(6)	—	—	—	—	42,500	1,476,450
	4/9/2018	(7)	—	70,000	36.00	4/8/2025	—	—

Joseph Newell	4/3/2017	(8)	20,000	52,500	20.40	4/2/2024	—	—
	4/3/2017	(9)	—	—	—	—	5,625	195,413
	2/6/2018	(2)	10,417	39,583	$35.80	2/5/2025	—	—
	2/6/2018	(4)	—	—	—	—	25,000	868,500

(1)	Amounts reflect the value of RSUs, each with respect to one share of our common stock, as of December 31, 2018.
(2)

Represents options issued under the 2014 Equity Incentive Plan, or the 2014 EIP. 1/48th of the total number shares underlying the options vest each month measured from the grant date, subject to continuous service.

(3)	Represents RSUs issued under the 2014 EIP. 1/48th of the total number of shares underlying the RSUs vest each month measured from the grant date, subject to continuous service.
(4)	Represents RSUs issued under the 2014 EIP. 25% of the total number of shares underlying the RSUs vest annually measured from the grant date, subject to continuous service.
(5)

Represents RSUs issued under the 2014 EIP. 50% of the total number of shares underlying the RSUs vest on the second anniversary of the grant date, 25% vest of third anniversary of the grant date and 25% vest of the fourth anniversary of the grant date, subject to continuous service.

(6)

Represents RSUs issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to our 2018 Inducement Plan, or the Inducement Plan. 25% of the shares subject to the RSUs vest upon completion of one year of service, and on the same day for each year thereafter, subject to continuous service.

(7)

Represents options issued as an inducement grant under Nasdaq Listing Rule 5635(c)(4) pursuant to the Inducement Plan. 25% of the shares subject to the options vest upon completion of one year of service, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service.

(8)

Represents options issued under the 2014 EIP. 25% of the shares underlying the options vest upon completion of one year of service, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service.

(9)

Represents RSUs issued under the 2014 EIP. 25% of the total number shares underlying the RSUs vest upon completion of one year of service, and thereafter, an additional 25% of the total number of shares underlying the RSUs vest on the same day for each year thereafter, subject to continuous service.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the option awards exercised and stock awards vested for our named executive officers in 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Isaac Ciechanover	—	—	255,681	10,138,604
Utpal Koppikar	—	—	—	—
John McGrath	108,582	2,291,066	29,771	1,203,296
Dietmar Berger	—	—	—	—
Mina Kim	—	—	—	—
Joseph Newell	17,500	292,722	1,875	67,969

(1)	Represents intrinsic value, being the number of shares exercised multiplied by the difference between the exercise price and the Nasdaq closing price of our common stock on the date of exercise.
(2)	Represents intrinsic value, being the number of shares released multiplied by the Nasdaq closing price of our common stock on the date of release.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2018.

Nonqualified Deferred Compensation

During 2018, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Change in Control Arrangements

Isaac E. Ciechanover

We entered into an amended and restated executive employment agreement with Isaac E. Ciechanover, our President and Chief Executive Officer, in October 2015 (the “Ciechanover Employment Agreement”). The employment agreement provides for an initial annual base salary of $525,000, an additional monthly payment of $4,800 and a target annual bonus of up to 55% of his then current base salary. Dr. Ciechanover’s current annual base salary for 2019 is $661,300 and his current target annual bonus is 65% of his current base salary. He did not receive an equity grant in 2019 because of his announced departure.

On January 2, 2019, Dr. Ciechanover notified the Board of his decision to step down as our President and Chief Executive Officer, effective as of the earlier of June 30, 2019 or the date of his successor’s appointment (the “Separation Date”). In connection with this decision, we entered into a transition and separation agreement with Dr. Ciechanover (the “Transition Agreement”). The terms of the Ciechanover Employment Agreement will remain in effect, except as modified by the Transition Agreement.

Under the Ciechanover Employment Agreement, as amended by the Transition Agreement, and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason prior to the Separation Date (such date of termination referred to as the “Early Separation Date”).

If, at any time prior to the Separation Date, Dr. Ciechanover’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits (the “Resignation Benefits”):

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs;

•	Payment by us to Dr. Ciechanover of a fully taxable cash payment equal to 12 months of the monthly COBRA premium Dr. Ciechanover would be required to pay to continue his health care coverage;

•	Pro rated portion of Dr. Ciechanover’s 2019 target cash bonus amount based on the number of days Dr. Ciechanover is employed during 2019;

•	Acceleration of vesting of Dr. Ciechanover’s outstanding equity awards as if Dr. Ciechanover had provided continuous service through and including December 31, 2019; and

•

Acceleration of vesting of certain restricted stock unit awards that have an annual vesting date in February 2020 as if such awards were instead on a monthly vesting schedule from their grant of date through December 31, 2019.

In addition, if, at any time before the Separation Date, Dr. Ciechanover’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period ending 12 months after the effective date of a change in control and commencing on the earlier of (i) three months before the effective date of a change in control or (ii) six months before the effective date of a change in control, if the acquirer in such change in control had been having discussions with the Company on or before the Separation Date or Early Separation Date, he will be entitled, subject to the terms discussed in the following paragraph, to receive the following payments and benefits (“CIC Severance Benefits”):

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs, multiplied by 1.5;

•

Either (a) subject to Dr. Ciechanover’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 18 months following his termination of employment or (b) if Dr. Ciechanover is not entitled to COBRA continuation coverage or if we determine that we cannot pay Dr. Ciechanover’s COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Ciechanover of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 18 months following his termination of employment;

•	Lump sum amount equal to his target annual bonus for the year in which the termination date occurs, multiplied by 1.5; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

If there is a term sheet with a potential acquirer with respect to a change in control and/or negotiation with a potential acquirer about a transaction that would result in a change in control, Dr. Ciechanover is eligible for CIC Severance Benefits if the effective date of such change in control occurs on or before February 28, 2020.

In the event Dr. Ciechanover becomes eligible to receive CIC Severance Benefits: (i) if the Company commenced providing the Resignation Benefits to Dr. Ciechanover prior to his eligibility for CIC Severance Benefits, the Resignation Benefits previously received shall reduce the amount of CIC Severance Benefits (on the same item for item basis and by a dollar for dollar basis); or (ii) if the Company has not commenced providing the Resignation Benefits prior to Dr. Ciechanover’s eligibility for CIC Severance Benefits, Dr. Ciechanover shall not be eligible to receive the Resignation Benefits.

If Dr. Ciechanover remains with the Company in good standing through the Separation Date, he is entitled receive the Resignation Benefits.

The receipt of any termination-based payments or benefits, including the Resignation Benefits and CIC Severance Benefits, by Dr. Ciechanover is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Dr. Ciechanover’s employment agreement, if any payments or benefits provided to Dr. Ciechanover in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

As a result of his announced planned departure, Dr. Ciechanover did not receive any equity grants in 2019.

Utpal Koppikar

We entered into an executive employment agreement with Utpal Koppikar, our Chief Financial Officer, in May 2018 in connection with his joining our company in June 2018. The employment agreement provides for an initial annual base salary of $425,000 and a target annual bonus of up to 35% of his then current base salary. This agreement also provided Mr. Koppikar with a signing and retention bonus of $100,000, of which 50% is earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2018. Mr. Koppikar’s current annual base salary for 2019 is $439,875 and his current target annual bonus is 40% of his current base salary.

Under Mr. Koppikar’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Mr. Koppikar’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for six months following termination; and

•

Either (a) subject to Mr. Koppikar’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to six months following his termination of employment or (b) if Mr. Koppikar is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Koppikar of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to nine months following his termination of employment.

In addition, in the event Mr. Koppikar’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to nine months of his final annual base salary;

•

Either (a) subject to Mr. Koppikar’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to nine months following his termination of employment or (b) if Mr. Koppikar is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Koppikar of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment;

•	Lump sum amount equal to 75% of his target annual bonus for the year in which the termination date occurs; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Koppikar is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Mr. Koppikar’s employment agreement, if any payments or benefits provided to Mr. Koppikar in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2019, the compensation committee approved a grant to Mr. Koppikar of 17,063 RSUs and options to purchase 34,125 shares of stock. In addition, in March 2019, the compensation committee approved a one-time retention grant to Mr. Koppikar of 10,000 RSUs.

Dietmar Berger

We entered into an executive employment agreement with Dietmar Berger, our Global Head of Research & Development, in May 2018 in connection with his joining our company in May 2018. The employment agreement provides for an initial annual base salary of $490,000 and a target annual bonus of up to 45% of his then current base salary. This agreement also provided Dr. Berger with a signing and retention bonus of $275,000, of which 50% is earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2018 and an additional signing and retention bonus of $150,000, of which 50% is earned (not subject to repayment) on each of the second and third anniversaries of his start date. Dr. Berger’s current base salary for 2019 is $507,150 and his current target annual bonus is 45% of his current base salary.

Under Dr. Berger’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Dr. Berger’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for nine months following termination; and

•

Either (a) subject to Dr. Berger’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to nine months following his termination of employment or (b) if Dr. Berger is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Berger of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to nine months following his termination of employment.

In addition, in the event Dr. Berger’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs;

•

Either (a) subject to Dr. Berger’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Dr. Berger is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Berger of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment; and

•	Lump sum amount equal to his target annual bonus for the year in which the termination date occurs; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Dr. Berger is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Dr. Berger’s employment agreement, if any payments or benefits provided to Dr. Berger in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2019, the compensation committee approved a grant to Dr. Berger of 25,000 RSUs and options to purchase 50,000 shares of stock. In addition, in March 2019, the compensation committee approved a one-time retention grant to Dr. Berger of 15,000 RSUs.

Mina Kim

We entered into an executive employment agreement with Mina Kim, our SVP, Corporate Strategy and General Counsel, in March 2018 in connection with her joining our company in April 2018. The employment agreement provides for an initial annual base salary of $375,000 and a target annual bonus of up to 35% of her then current base salary. Ms. Kim’s current base salary for 2019 is $419,000 and her current target annual bonus is 40% of her current base salary.

Under Ms. Kim’s employment agreement and the agreements governing her equity awards, she is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Ms. Kim’s employment is terminated by us without cause or she resigns for good reason, in either case, unrelated to a change in control (other than as a result of her death or disability), she will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of her final annual base salary for six months following termination; and

•

Either (a) subject to Ms. Kim’s timely election for continued coverage under COBRA, payment by us of her COBRA premiums for up to six months following her termination of employment or (b) if Ms. Kim is not entitled to COBRA continuation coverage or if we determine that we cannot pay her COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Ms. Kim of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to nine months following her termination of employment.

In addition, in the event Ms. Kim’s employment is terminated by us without cause (other than as a result of her death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, she will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to nine months of her final annual base salary;

•

Either (a) subject to Ms. Kim’s timely election for continued coverage under COBRA, payment by us of her COBRA premiums for up to 12 months following her termination of employment or (b) if Ms. Kim is not entitled to COBRA continuation coverage or if we determine that we cannot pay her COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Ms. Kim of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following her termination of employment;

•	Lump sum amount equal to 75% of her target annual bonus for the year in which the termination date occurs; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Ms. Kim is subject to her execution and the effectiveness of a release of claims against Atara.

Pursuant to Ms. Kim’s employment agreement, if any payments or benefits provided to Ms. Kim in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for her.

In February 2019, the compensation committee approved a grant to Ms. Kim of 17,063 RSUs and options to purchase 34,125 shares of stock. In addition, in March 2019, the compensation committee approved a one-time retention grant to Ms. Kim of 10,000 RSUs.

Joseph Newell

We entered into an executive employment agreement with Joseph Newell, our EVP and Chief Technical Operations Officer, in March 2017 in connection with his joining our company in April 2017. The employment agreement provides for an initial annual base salary of $345,000 and a target annual bonus of up to 40% of his then current base salary. In addition, Mr. Newell is entitled to a signing and retention bonus of $100,000, of which 50% is earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2017; moving expense reimbursement of up to $367,000, of which $173,448 was paid in 2017. Mr. Newell’s current base salary for 2019 is $390,000 and his current target annual bonus is 45% of his current base salary.

Under Mr. Newell’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Mr. Newell’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for nine months following termination; and

•	Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to nine months following his termination of employment or

(b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to nine months following his termination of employment.

In addition, in the event Mr. Newell’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs;

•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment; and

•	Lump sum amount equal to his target annual bonus for the year in which the termination date occurs; and

•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Newell is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Mr. Newell’s employment agreement, if any payments or benefits provided to Mr. Newell in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2019, the compensation committee approved a grant to Mr. Newell of 17,500 RSUs and options to purchase 35,000 shares of stock. In addition, in March 2019, the compensation committee approved a one-time retention grant to Mr. Newell of 15,000 RSUs.

Potential Payments Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer (except for Mr. McGrath, who resigned in April 2018) in various termination and change in control situations has been estimated in the tables below. The value of the option and RSU vesting accelerations was calculated for each of the tables below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2018. The closing price of our common stock on December 31, 2018 was $34.74, which was used as the value of our common stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2018 by the difference between the closing price of our common stock as of December 31, 2018 and the exercise price. No value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on December 31, 2018. The value of RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2018 by the closing price of our common stock on December 31, 2018.

Name	Termination by Company without Cause or resignation for Good Reason not in Change in Control period ($) (1)	Termination by Company without Cause or resignation for Good Reason during a Change in Control period ($)	Termination by Company on Death or Disability or for Cause or resignation without Good Reason ($)
Isaac Ciechanover
Base salary	635,000	952,500	—
Target bonus	—	571,500	—
COBRA premiums	24,621	36,932	—
Accelerated vesting of equity awards	3,805,018	15,677,690	—
Utpal Koppikar
Base salary	212,500	318,750	—
Target bonus	—	111,563	—
COBRA premiums	12,141	18,212	—
Accelerated vesting of equity awards	—	2,503,469	—
Dietmar Berger
Base salary	367,500	490,000	—
Target bonus	—	220,500	—
COBRA premiums	20,278	27,038	—
Accelerated vesting of equity awards		3,126,600	—
Mina Kim
Base salary	187,500	281,250	—
Target bonus	—	98,438	—
COBRA premiums	7,967	11,951	—
Accelerated vesting of equity awards	—	2,416,619	—
Joseph Newell
Base salary	273,750	365,000	—
Target bonus	—	146,000	—
COBRA premiums	20,278	27,038	—
Accelerated vesting of equity awards	—	2,945,813	—

(1)

With the exception of Dr. Ciechanover, the change in control period shall mean the time period commencing three months before the effective date of a change in control and ending 12 months after said effective date. For Dr. Ciechanover, the change in control period shall mean the 12 month period after the effective date of a change in control and commencing on the earlier of: (i) three months before the effective date of a change in control or (ii) six months before the effective date of a change in control, if the acquirer in such change in control had been having discussions with the Company on or before the Separation Date or Early Separation Date; provided however, that if there is a term sheet with a potential acquirer with respect to a change in control and/or negotiation with a potential acquirer about a transaction that would result in a change in control, Dr. Ciechanover is eligible for CIC Severance Benefits if the effective date of such change in control occurs on or before February 28, 2020.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Roy Baynes, M.D., Ph.D.(3)	12,174	—	399,288	411,462
Eric L. Dobmeier	63,333	68,475	128,281	260,089
Matthew K. Fust	65,000	68,475	128,281	261,756
Carol Gallagher, Pharm.D.	72,500	68,475	128,281	269,256
William K. Heiden	50,000	68,475	128,281	246,756
Joel M. Marcus(4)	49,167	68,475	128,281	245,923
Beth Seidenberg, M.D.	50,000	68,475	128,281	246,756

(1)	The amounts in this column reflect the aggregate fair value of RSUs awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718. As of December 31, 2018.
(2)

Amounts reported as the dollar value of stock option awards do not reflect compensation actually received by the named directors. Instead, the amount reported is the grant date fair value calculated under FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

(3)	Dr. Baynes joined our Board in September 2018.
(4)	Mr. Marcus resigned from our Board in March 2019.

Our Board adopted a non-employee director compensation policy, pursuant to which we compensate our non-employee directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. The Compensation Committee reviews pay levels for non-employee directors regularly with assistance from Radford, who prepares a comprehensive assessment of Atara’s non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following that review, the Board, consistent with the recommendation of the Compensation Committee made certain changes to the non-employee director compensation policy for 2019, as noted below.

•	Annual Board Service Retainer:

All Directors other than Lead Director: $45,000 (increased from $40,000 in 2018)

Lead Director: $75,000 (increased from $60,000 in 2018)

•	Annual Committee Service Retainer (Chair):

Chair of the Audit Committee: $20,000

Chair of the Compensation Committee: $15,000

Chair of the Nominating and Corporate Governance Committee: $10,000

•	Annual Committee Service Retainer (Non-Chair):

Audit Committee: $10,000

Compensation Committee: $7,500

Nominating and Corporate Governance Committee: $5,000

The Board also approved a one-time cash payment of $10,000 to the Chair of the Compensation Committee for additional services related to the Company’s CEO transition.

We have reimbursed, and under this policy will continue to reimburse, our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

The non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•

Initial Grant: At the time they join our Board, each new non-employee director will receive an initial stock option grant with a grant date fair value of $400,000, rounded to the nearest 500 shares, vesting annually over three years.

•	Annual Grant:
○

On the date of the 2018 annual meeting of stockholders, each non-employee director will received an annual grant of equity awards in the form of a stock option and RSUs at a 2:1 stock-option-to-RSU ratio calculated on the basis of such equity award together having an aggregate grant date fair value of $200,000, rounded to the nearest 500 shares, vesting in full on the date of the next annual meeting of stockholders, subject to continued service.

○

Beginning with the 2019 annual meeting of stockholders and on the date of each subsequent annual meeting of stockholders, each non-employee director will receive an annual grant of equity awards in the form of a stock option and RSUs at a 2:1 stock-option-to-RSU ratio calculated on the basis of such equity award together having an aggregate grant date fair value of $250,000, rounded to the nearest 500 shares, vesting in full on the date of the next annual meeting of stockholders, subject to continued service.

All options granted to our non-employee directors under the policy will vest in full upon the completion of a change in control. Grant date option value is determined using the same method we use to calculate the grant date fair value of stock options in our financial statements.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders(2)	7,040,893	$27.72	4,177,155
Equity Compensation Plans Not Approved by Stockholders(3)	643,666	$33.63	720,000

Total	7,684,559	$28.15	4,897,155

(1)	Excludes outstanding securities included in the column labeled ‘Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs’.
(2)	Includes securities issuable under our 2014 Equity Incentive Plan and our 2014 Employee Stock Purchase Plan.
(3)	Includes securities issuable pursuant to Nasdaq Listing Rule 5635(c)(4) and pursuant to our 2018 Inducement Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is an executive partner or principal or which such person has a 5% or greater beneficial ownership interest (each a “Related Person”), are not permitted to enter into a Related Person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with a Related Person, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related-Person Transactions

The following is a summary of transactions since January 1, 2018 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Amended and Restated Investors’ Rights Agreement

We are party to an investors’ rights agreement with certain holders of our common stock issued upon conversion of our preferred stock, including certain of our named executive officers and directors and entities with which certain of our directors are affiliated. This agreement provides that such holders of common stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all reasonable expenses and liabilities incurred with any action or proceeding brought against them by reason of the fact that they are serving in such capacity, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Merck Relationship

In April 2017, we entered into an agreement with Merck Sharp & Dohme (known as MSD outside of the U.S. and Canada) to provide drug supply for a study to be sponsored and conducted by us to evaluate our tab-cel® product candidate in combination with Merck’s anti-PD-1 (programmed death receptor-1) therapy, KEYTRUDA® (pembrolizumab), in patients with platinum-resistant or recurrent Epstein-Barr virus-associated nasopharyngeal carcinoma. This Phase 1/2 study will evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the combination and was initiated in the fourth quarter of 2018. Dr. Baynes, who joined our Board in September 2018, is Senior Vice President Global Clinical Development and Chief Medical Officer at Merck Research Laboratories, which is an affiliate of Merck Sharp & Dohme.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Atara stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Atara. Direct your written request to Atara Biotherapeutics, Inc., Investor Relations, 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 or contact Investor Relations at 650-278-8930. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Mina Kim

Mina Kim

Secretary

April 30, 2019

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Secretary, Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 26, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ATARA BIOTHERAPEUTICS, INC. 611 GATEWAY BLVD., SUITE 900 SOUTH SAN FRANCISCO, CA 94080

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 26, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐	______________________________________
1. Election of Directors
Nominees
01 Matthew K. Fust 02 Roy Baynes, M.D., Ph.D.
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
3. To approve, on an advisory basis, the frequency of stockholder advisory votes on executive compensation.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4. To ratify the selection of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.							☐	☐	☐
NOTE: Such other matters that may properly come before the meeting or any adjournment or postponement thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

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ATARA BIOTHERAPEUTICS, INC. Annual Meeting of Stockholders June 27, 2019 9:00 AM This proxy is solicited by the Board of Directors

The stockholders hereby appoint Utpal Koppikar and Mina Kim, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ATARA BIOTHERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 27, 2019, at 2430 Conejo Spectrum St., Thousand Oaks, CA 91320, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed on Proposal 1, FOR Proposals 2 and 4, and 1 YEAR on Proposal 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side